MIDDLESEX WATER COMPANY COO, RONALD F. WILLIAMS
TO RETIRE AT END OF 2009

ISELIN, NJ,  November 17, 2009  -  Ronald F. Williams, Vice President – Operations & Chief Operating Officer of Middlesex Water Company, (NASDAQ:MSEX) has announced that he will retire at the end of 2009.  Mr. Williams has served in his position since joining the Company in 1995. During his tenure at Middlesex he has led the company through numerous operational successes including: a $30 million upgrade to the company’s largest water treatment plant; installation of a 500 kilowatt solar energy facility and the enhancement of security and reliability of Middlesex Water’s critical water infrastructure in a post-9/11 2001 environment. Ronn has also made valuable contributions to the water industry in his role as a former environmental regulator and in various leadership positions in the American Water Works Association.

“In his nearly 15 years with the company, Ronn has played a key leadership role in maintaining the reliability and integrity of operations that help ensure the delivery of a safe and plentiful drinking water supply to hundreds of thousands of central New Jersey residents,” said Dennis Doll, Middlesex Water President & CEO. “We thank Ronn for his expertise and wish him good health and happiness in his retirement,” added Doll.

Effective January 1, 2010, Richard M. Risoldi will assume the role of Vice President Operations & Chief Operating Officer.  Mr. Risoldi will assume overall responsibility for water and wastewater operations across the various Middlesex entities. Mr. Risoldi joined Middlesex Water Company in 1989 and has held positions of increasing responsibility with the Company.  Most recently he has been serving as Vice President – Subsidiary Operations, with overall responsibility for the company’s water and wastewater operations in its Delaware subsidiaries, as well as for the Company’s subsidiaries in Burlington County, NJ. He brings more than twenty years of experience in water and wastewater operations to his new position.

“I congratulate Rick on his new role and I look forward to the further value I expect he will contribute to the company and its customers, employees and shareholders,” said Doll.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in New Jersey, Delaware and Pennsylvania. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549    www.middlesexwater.com